Exhibit 99.1

Inspire Medical Systems, Inc. Announces First Quarter 2023 Financial Results and Updates 2023 Outlook

Inspire Reports Year-over-Year Revenue Growth of 84% in the First Quarter

MINNEAPOLIS, Minnesota - May 2, 2023 - Inspire Medical Systems, Inc. (NYSE: INSP) (Inspire), a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea (OSA), today reported financial results for the quarter ended March 31, 2023.

Recent Business Highlights
•Generated revenue of $127.9 million in the first quarter of 2023, an 84% increase over the same quarter last year
•Achieved gross margin of 84.4% in the first quarter of 2023
•Activated 68 new centers in the U.S. in the first quarter of 2023, bringing the total to 973 U.S. medical centers providing Inspire therapy
•Created 17 new U.S. sales territories in the first quarter of 2023, bringing the total to 242 U.S. sales territories
•Finalized countrywide reimbursement in Belgium
•Received FDA approval for pediatric patients with Down syndrome

"We are excited about our strong performance during the first quarter as the team remained focused on high-quality patient outcomes and delivered exceptional results. Our growth was driven primarily by the increased utilization at existing sites and complemented by the addition of 68 new implanting centers and 17 additional U.S. sales territories," said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. "Based on the strong momentum we are seeing in our business, we are raising our full year 2023 revenue guidance to between $580 million to $590 million, an increase from our prior guidance of $560 million to $570 million."

"We also achieved two important milestones in the first quarter," continued Mr. Herbert. "The first was the FDA approval for the pediatric Down syndrome population for patients who are at least 13 years of age. The research has been ongoing for several years and many third-party payers, including Medicare, provide coverage for this population, improving a family’s access to care. The second was countrywide reimbursement approval in Belgium at rates consistent with other countries around the world and the team is already expanding patients’ access to care by opening additional centers and training healthcare providers.”

First Quarter 2023 Financial Results

Revenue was $127.9 million for the three months ended March 31, 2023, an 84% increase from $69.4 million in the corresponding period in the prior year. U.S. revenue for the quarter was $124.5 million, an increase of 87% as compared to the prior year quarter. First quarter revenue outside the U.S. was $3.4 million, an increase of 15% as compared to the first quarter of 2022.

Gross margin was 84.4% for the three months ended March 31, 2023, compared to 85.6% for the corresponding prior year period, with the reduction primarily due higher costs of certain component parts somewhat offset by the May 2022 price increase which is substantially in effect across our U.S. customer base.

Operating expense increased to $127.5 million for the first quarter of 2023, as compared to $75.4 million in the corresponding prior year period, an increase of 69%. This increase primarily reflected ongoing investments in the expansion of the U.S. sales organization, direct-to-patient marketing programs, continued product development efforts, as well as increased general corporate costs.

Net loss was $15.4 million for the first quarter of 2023, as compared to $16.7 million in the corresponding prior year period. The diluted net loss per share for the first quarter of 2023 was $0.53 per share, as compared to $0.61 in the prior year period.

As of March 31, 2023, cash, cash equivalents, and investments increased to $452.1 million from $451.4 million on December 31, 2022.

Full Year 2023 Guidance

Given the positive trends during the first quarter, Inspire is increasing its full year 2023 revenue guidance to between $580 million to $590 million, which would represent growth of 42% to 45% over full year 2022 revenue of $407.9 million. This compares to the prior revenue guidance of $560 million to $570 million.

The Company is maintaining its full year 2023 gross margin guidance of 83% to 85%.

Inspire is also maintaining its guidance relating to the opening of new U.S. medical centers of 52 to 56 per quarter, as well as its guidance of 12 to 14 new U.S. territories per quarter for the remainder of 2023.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, May 2, 2023, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

To access the conference call, please preregister on
https://register.vevent.com/register/BI8fb99d2d2d3a438799f239e2a5cac09c. Registrants will receive confirmation with dial-in details.

A live webcast of the event can be accessed on https://edge.media-server.com/mmc/p/pdvidadw. A replay of the webcast will be available on https://investors.inspiresleep.com starting approximately two hours after the event and archived on the site for two weeks.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding full year 2023 financial outlook, our expectations to activate new U.S. medical centers and add new territories per quarter in 2023 and the impact of such additions, and our strategy and investments to grow and scale our business. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; the impact of the ongoing and global COVID-19 pandemic; general and international economic, political, and other risks, including currency, inflation, stock market fluctuations and the uncertain economic environment; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and the timing or likelihood of regulatory filings and approvals. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as updated in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 to be filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Contact
Ezgi Yagci
Vice President, Investor Relations
ezgiyagci@inspiresleep.com
617-549-2443

Inspire Medical Systems, Inc.
Consolidated Statements of Operations and Comprehensive Loss (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue	$127,897	$69,382
Cost of goods sold	19,888	10,004
Gross profit	108,009	59,378
Operating expenses:
Research and development	25,519	11,870
Selling, general and administrative	101,988	63,564
Total operating expenses	127,507	75,434
Operating loss	(19,498)	(16,056)
Other expense (income):
Interest and dividend income	(4,273)	(34)
Interest expense	—	527
Other (income) expense, net	(17)	45
Total other (income) expense	(4,290)	538
Loss before income taxes	(15,208)	(16,594)
Income taxes	216	100
Net loss	(15,424)	(16,694)
Other comprehensive loss:
Foreign currency translation gain	105	—
Unrealized gain (loss) on investments	13	(143)
Total comprehensive loss	$(15,306)	$(16,837)
Net loss per share, basic and diluted	$(0.53)	$(0.61)
Weighted average common shares used to compute net loss per share, basic and diluted	29,089,950	27,517,268

Inspire Medical Systems, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$442,132	$441,592
Investments, short-term	9,927	9,821
Accounts receivable, net of allowance for credit losses of $36 and $36, respectively	59,766	61,228
Inventories, net	15,663	11,886
Prepaid expenses and other current assets	6,090	5,505
Total current assets	533,578	530,032
Property and equipment, net	20,920	17,249
Operating lease right-of-use assets	6,614	6,880
Other non-current assets	10,735	10,715
Total assets	$571,847	$564,876
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$36,478	$26,847
Accrued expenses	23,390	34,339
Total current liabilities	59,868	61,186
Operating lease liabilities, non-current portion	7,185	7,536
Other non-current liabilities	146	146
Total liabilities	67,199	68,868
Stockholders' equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.001 par value per share; 200,000,000 shares authorized; 29,163,001 and 29,008,368 issued and outstanding at March 31, 2023 and December 31, 2022, respectively	29	29
Additional paid-in capital	844,281	820,335
Accumulated other comprehensive income (loss)	32	(86)
Accumulated deficit	(339,694)	(324,270)
Total stockholders' equity	504,648	496,008
Total liabilities and stockholders' equity	$571,847	$564,876